SHAREHOLDERS AGREEMENT

         SHAREHOLDERS AGREEMENT, dated as of July 17, 1997 (this "Agreement"), by and among CTS Corporation, an Indiana corporation ("Parent"), and CTS First Acquisition Corp., a wholly owned subsidiary of Parent and a New York corporation ("Sub"), WHX Corporation, a Delaware corporation ("Shareholder No. 1"), SB Acquisition Corp., a New York corporation and a wholly owned subsidiary of Shareholder No. 1 ("Shareholder No. 2" and, together with Shareholder No. 1, "Shareholder").

                                    RECITALS

         A. Simultaneously with the execution of this Agreement, Parent, Sub and Dynamics Corporation of America, a New York corporation (the "Company"), are entering into an Amended and Restated Agreement and Plan of Merger, dated as of May 9, 1997, as amended (as such agreement may hereafter be amended from time to time, the "Merger Agreement"); and

         B. As an inducement to the parties' entry into the Merger Agreement, as so amended and restated, Parent and Sub have requested that Shareholder agree, and Shareholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

            1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement, the following terms have the following meanings when used herein with initial capital letters:

               (a) "Company Securities" means the Existing Shares together with any Shares or other securities of the Company as to which Beneficial Ownership is acquired by Shareholder in any capacity after the date hereof, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like or as a successor in interest in any capacity or otherwise.

               (b)  "Existing  Shares"  means  Shares   Beneficially   Owned  by
Shareholder as of the date hereof.

            2. VOTING OF SHARES. (a) During the period commencing on the date hereof and continuing until the earlier to occur of (i) the Effective Time or
(ii) termination of the Merger Agreement but in no event later than October 31, 1997 (the "Restriction Period"), at any meeting (whether annual or special

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and whether or not an adjourned or postponed  meeting) of the holders of Shares, however called, Shareholder will appear at the meeting or otherwise cause the Company Securities to be counted as present thereat for purposes of establishing a quorum and vote or, in connection with any written consent of the holders of Shares, consent (or cause to be voted or consented) the Company Securities (A) in favor of the transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (C) except as otherwise agreed to in writing in advance by Parent in its sole discretion, against the following actions (other than the Merger and the other transactions expressly contemplated by the Merger Agreement): (1) any Company Takeover Proposal or Company Acquisition Agreement and (2)(v) any change in a majority of the persons who constitute the Company Board; (w) any material change in the present capitalization of the Company, including without limitation any proposal to sell a substantial equity interest in the Company or any of its Subsidiaries;
(x) any amendment of the Company's Certificate of Incorporation or By-laws; (y) any other change in the Company's corporate structure or business; or (z) any other action which, in the case of each of the matters referred to in clauses
(2)(v), (w), (x) or (y), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement.

               (b) In furtherance of and not in limitation of the foregoing, Shareholder irrevocably hereby appoints Sub as Shareholder's proxy and attorney in fact, with full power of substitution and resubstitution, to the full extent of Shareholder's rights with respect to the Company Securities to vote or cause to be voted all Company Securities as provided in Section 2(a). Such proxy is considered coupled with an interest in the Company Securities and is irrevocable.

            3. RESTRICTION ON TRANSFER; PROXIES. During the Restriction Period, Shareholder will not, directly or indirectly, (a) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Company Securities or any interest therein; (b) grant any proxies or powers of attorney, deposit the Company Securities into a voting trust or enter into a voting agreement with respect to the Company Securities; or (c) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or would result in a breach by Shareholder of its obligations under this Agreement.

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            4.  COVENANTS,   REPRESENTATIONS   AND  WARRANTIES  OF  SHAREHOLDER.
Shareholder hereby represents and warrants to, and agrees with, Parent as follows:

               (a) Ownership of Shares. Shareholder is the sole record and Beneficial Owner of Existing Shares consisting of 516,440 Shares. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by Shareholder. Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Agreement. Shareholder does not Beneficially Own and is not the record holder of any shares of Parent Common Stock.

               (b) Authorization. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement enforceable against Shareholder in accordance with its terms except
(i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (c) No Conflicts.  Except for filings,  authorizations,  consents and approvals as may be required under the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Authority is necessary for the execution of this Agreement by Shareholder and the compliance by Shareholder with any of the provisions hereof, and (ii) none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of its properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Shareholder or any of its properties or assets.

               (d) No Encumbrances. The Existing Shares are and at all times during the term hereof will be Beneficially Owned by

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Shareholder,  free and clear of all liens, claims, security interests,  proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

               (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder.

               (f) Reliance by Parent. Shareholder understands and acknowledges that Parent is entering into the amendment, dated the date hereof, to the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

               (g) No Inconsistent Agreements. Shareholder will not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Agreement.

            5. STOP TRANSFER, ETC. During the Restriction Period:

               (a) Shareholder agrees with, and covenants to, Parent that Shareholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Company Securities, unless such transfer is made in compliance with this Agreement.

               (b) In the event of a stock dividend or distribution, or any change in the Company Securities by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the terms Shares, Existing Shares, Parent Common Stock and Company Securities will be deemed to refer to and include the shares of Company Securities as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Securities or Parent Common Stock may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

               (c) Shareholder will promptly after the date hereof or the date of acquisition thereof, as applicable, surrender to the Company all certificates representing the Company Securities and the Company will place the following legend on such certificates in addition to any other legend required thereon:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS PURSUANT TO AND OTHER PROVISIONS OF A SHAREHOLDERS


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                  AGREEMENT,  DATED AS OF JULY 17, 1997,  BY AND AMONG
                  CTS CORPORATION, THE HOLDER HEREOF AND CERTAIN OTHER PERSONS." THIS LEGEND SHALL IMMEDIATELY TERMINATE IN THE EVENT OF THE TERMINATION OF THE MERGER AGREEMENT (AS DEFINED IN THE SHAREHOLDERS AGREEMENT) PRIOR TO THE EFFECTIVE TIME (AS DEFINED IN THE SHAREHOLDERS AGREEMENT).

         In the event of the  termination of the Merger  Agreement  prior to the
Effective   Time,  the  Company  will  promptly  cause  any  legends  placed  on
Certificates representing the Company Securities to be removed.

            6. DISCLOSURE. The Company and Parent will have the right to publish and disclose in the Form S-4 (including the prospectus contained therein), the Joint Proxy Statement and all the documents and schedules filed with the SEC, and any press release or other disclosure document which either the Company or Parent, in its respective sole discretion, determines to be necessary or desirable in connection with the transactions contemplated by the Merger Agreement, Shareholder's identity and ownership of Shares and the nature of its commitments, arrangements and understandings set forth in this Agreement. Parent will provide Shareholder with a copy of any proposed disclosure by it and will provide Shareholder with a reasonable opportunity to comment thereon.

            7. TERMINATION. This Agreement may be terminated by Shareholder No. 1 by written notice to Parent, or by Parent by written notice to Shareholder No. 1, (a) upon announcement that the Merger Agreement has been amended to (i) reduce the Cash Election Price or the Exchange Ratio, (ii) reduce the amount of cash available for Electing Shares by changing the reference to "49.9%" in
Section 3.01(f) to a lower number, or (iii) provide that holders of Shares that are not Electing Shares will receive cash for all or any portion of their Shares (other than in respect of fractional shares) or (b) if the Effective Time has not occurred, at any time on or after October 31, 1997.

            8. MISCELLANEOUS. (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

               (b) Binding Agreement. Shareholder agrees that this Agreement and the obligations hereunder will attach to the Company Securities and will be binding upon any person or entity to which legal or Beneficial Ownership of such securities shall pass, whether by operation of law or otherwise, including without limitation Shareholder's legal representatives or successors or other transferees (for value or otherwise) and any other successors in interest.


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

               (c) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated (whether by operation of law or otherwise) without the prior written consent of the other parties, provided that Parent may assign, in its sole discretion, its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment will relieve Parent from any of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               (d) Amendment and Modification. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

               (e) Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, faxed (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

               If to Shareholder No. 1 or Shareholder No. 2, to:

                           WHX Corporation
                           110 East 59th Street
                           New York, New York   10022
                           Attn:  Ronald LaBow
                           Telecopy: (212) 355-5363

                  copy to:

                           Olshan Grundman Frome & Rosenzweig LLP
                           505 Park Avenue
                           New York, New York 10022-1170
                           Attn: Ilan K. Reich, Esq.
                           Telecopy: (212) 935-1787

                  if to Parent or Sub, to:

                           CTS Corporation
                           905 West Boulevard North
                           Elkhart, Indiana 46514
                           Attn:  Joseph P. Walker
                           Telecopy: (219) 293-8394

                  copy to:

                           Jones, Day, Reavis & Pogue
                           599 Lexington Avenue
                           New York, New York 10022


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



                           Attn: Robert A. Profusek, Esq.
                           Telecopy: (212) 755-7306

               (f) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

               (g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

               (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               (i) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               (j) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

               (k) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding will be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9(k) and will not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

               (l) Descriptive Headings. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.


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
               (m) Counterparts. This Agreement may be executed in counterparts, each of which will be considered one and the same agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               (n) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto will execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, Parent, Shareholder No. 1, Shareholder No. 2 and Sub have caused this Agreement to be duly executed as of the day and year first above written.

                                    CTS CORPORATION


                                    By: /s/ Joseph P. Walker
                                        --------------------------------------
                                    Name:  Joseph P. Walker
                                    Title: Chairman of the Board, President
                                           and Chief Executive Officer

                                    CTS FIRST ACQUISITION CORP.


                                    By: /s/ Joseph P. Walker
                                        --------------------------------------
                                    Name:  Joseph P. Walker
                                    Title: President

                                    WHX CORPORATION


                                    By: /s/ Ron LaBow
                                       ---------------------------------------
                                    Name:   Ron LaBow
                                    Title:  Chairman

                                    SB ACQUISITION CORP.


                                    By: /s/ Ron LaBow
                                       ---------------------------------------
                                    Name:
                                    Title: